Exhibit 10.1

CREDIT AGREEMENT

This Agreement is entered into as of September 11, 2023, by and between Comerica Bank (“Bank”) and Sensus Healthcare, Inc., a Delaware corporation (singularly and collectively, if more than one party, “Borrower”).

In consideration of all present and future loans and credit from time to time made available by Bank to or in favor of Borrower, and in consideration of all present and future Indebtedness (as herein defined) of Borrower to Bank, Borrower represents, warrants, covenants and agrees as follows:

SECTION 1 DEFINITIONS.

(a) Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Advance Formula” shall have the respective meaning ascribed to such term in the Advance Formula Agreement (if any).

“Advance Formula Agreement” shall mean an Advance Formula Agreement (if any) executed and delivered by Borrower unto Bank, as the same may be amended, restated, substituted and/or replaced from time to time.

“Affiliate” or “Affiliates” shall mean, when used with respect to any Person, any other Person which, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), with respect to any Person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as the same may be amended from time to time.

“Applicable State” shall mean Texas.

“Authorized Officer” shall mean the chief executive officer, the president or the chief financial officer, or in his/her absence, another responsible senior officer, of Borrower or any other Loan Party, or the general partner of, or the partner or one of the partners required to bind, Borrower or any other Loan Party, as applicable.

“CPA” shall mean independent certified public accountants of recognized standing selected by Borrower or another Loan Party, as applicable, and acceptable to Bank.

“Collateral” shall mean all property, assets and rights in which a Lien or other encumbrance in favor of or for the benefit of Bank is or has been granted or arises or has arisen, or may hereafter be granted or arise, under or in connection with any Loan Document, or otherwise, to secure the payment or performance of any portion of the Indebtedness.

“Compliance Certificate” shall mean a Compliance Certificate in such form and detail as may be required by or otherwise satisfactory to Bank, certified by an Authorized Officer of Borrower, certifying that, as of the date thereof, to the best of such Authorized Officer’s knowledge, no Default or Event of Default shall have occurred and be continuing or exist, or if any Default or Event of Default shall have occurred and be continuing or exist, specifying, in detail, the nature and period of existence thereof and any action taken or proposed to be taken by Borrower and/or any other Loan Party in respect thereof, and also certifying as to whether Borrower and/or any other Loan Party, as applicable, is/are in compliance with any financial covenant(s) contained in this Agreement and as more particularly described in said Compliance Certificate (which Compliance Certificate shall set forth, in reasonable detail, the calculations and the resultant ratios or financial tests of the Borrower and/or such Loan Party, as applicable, determined thereunder).

“Debt” shall mean, as of any applicable date of determination, the total liabilities of a Person at such time, as determined in accordance with GAAP. In the case of Borrower, the term “Debt” shall include, without limitation, the Indebtedness.

“Default” shall mean any condition or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.

“Distributions” shall mean, in respect of any applicable Person(s), dividends on, or other payments or distributions on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition of, any Equity Interest of such Person(s) or of any warrants, options or other rights to acquire the same.

“Eligible Account” and/or “Eligible Inventory” shall have the respective meanings ascribed to such terms in the Advance Formula Agreement (if any).

“Environmental Laws” shall mean all laws, statutes, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) relating to the environment or pertaining to Hazardous Materials; any so-called “superfund” or “superlien” law pertaining to Hazardous Materials on or about any Property at any time owned, leased or otherwise used by Borrower or any of its Subsidiaries (if applicable), or any portion thereof, including, without limitation, those relating to soil, surface, subsurface groundwater conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time hereafter in effect.

“Equity Interest” shall mean, with respect to any Person, (i) all of the shares of capital stock of (or other ownership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Event of Default” shall mean the occurrence or existence of any of the conditions or events set forth in Section 6 of this Agreement.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Guarantor” or “Guarantors” shall mean, as the context dictates, any Person(s) (other than Borrower) who shall, at any time, guarantee or otherwise be or become obligated for the repayment of all or any part of the Indebtedness.

“Hazardous Materials” shall mean all of the following: any asbestos, petroleum, petroleum by-products, flammable explosives, radioactive materials, and any hazardous or toxic materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), or in any other Environmental Law.

“Indebtedness” shall mean any and all present and future indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank, howsoever arising, evidenced or incurred, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, now or hereafter existing or arising, due or to become due, whether known or unknown, and whether originally payable to the Bank or to a third party and subsequently acquired by the Bank, including, without limitation, (a) any and all direct indebtedness of the Borrower and/or any other Loan Party to the Bank, including indebtedness evidenced by any and all promissory notes; (b) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising under any guaranty where the Borrower and/or any other Loan Party has guaranteed the payment of indebtedness owing to the Bank from a third party; (c) any and all indebtedness, obligations or liabilities of the Borrower and/or any other Loan Party to the Bank arising from applications or agreements for the issuance of letters of credit; (d) late charges, loan fees or charges and overdraft indebtedness; (e) any agreement to indemnify the Bank for environmental liability or to clean up hazardous waste; (f) any and all indebtedness, obligations or liabilities for which the Borrower and/or any other Loan Party would otherwise be liable to the Bank were it not for the invalidity, irregularity or unenforceability of them by reason of any bankruptcy, insolvency or other law or order of any kind, or for any other reason, including, without limit, liability for interest and attorneys’ fees on, or in connection with, any of the Indebtedness from and after the filing by or against the Borrower and/or any other Loan Party of a bankruptcy petition, whether an involuntary or voluntary bankruptcy case, including, without limitation, all attorneys’ fees and costs incurred in connection with motions for relief from stay, cash collateral motions, nondischargeability motions, preference liability motions, fraudulent conveyance liability motions, fraudulent transfer liability motions and all other motions brought by the Borrower, any other Loan Party, the Bank or third parties in any way relating to the Bank’s rights with respect to Borrower, any other Loan Party or third party and/or affecting any collateral securing any obligation owed to Bank by the Borrower, any other Loan Party or any third party, probate proceedings, on appeal or otherwise; (g) any and all amendments, modifications, restatements, renewals and/or extensions of any of the above, including, without limit, amendments, modifications, restatements, renewals and/or extensions which are evidenced by new or additional instruments, documents or agreements; (h) all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement, the other Loan Documents or under any other agreement between Bank and the Borrower and/or any other Loan Party or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower and/or any other Loan Party; and (i) all costs of collecting Indebtedness, including, without limit, attorneys’ fees and costs.

“Leased Property” shall mean any real Property of Borrower or any of its Subsidiaries (if applicable) which constitutes Collateral and which is subject to a lease under which Borrower or such Subsidiary, to the extent applicable, is the lessor or landlord.

“Lien” shall mean any mortgage, pledge, encumbrance, security interest, assignment, lien or charge or other interest of any kind upon any property or assets, whether real, personal or mixed, to secure any indebtedness, obligation or liability owed to or claimed by any Person, whether arising under or based upon contract, law or otherwise.

“Liquid Assets” shall mean, in respect of any applicable Person(s) and as of any applicable date of determination, the sum of unrestricted cash, unrestricted marketable securities, FDIC insured accounts and United States government securities of such Person(s) at such time, but excluding any assets held in a “401K” account, individual retirement account (IRA), pension or other type of retirement account or annuity, Rule 144 securities, securities pledged to secure any debt whether or not the debt is currently outstanding, securities not fully transferable until conditions are met, and assets held in joint accounts with any party who is not a Borrower or Guarantor.

“Loan(s)” shall mean each loan, advance or other extension of credit made by Bank to or otherwise in favor of Borrower.

“Loan Documents” shall mean this Agreement and any and all notes, instruments, documents, guarantees and agreements at any time evidencing, governing, securing or otherwise relating to any Loan(s) and/or any of the Indebtedness.

“Loan Party” shall mean each Borrower, each Guarantor and each other Person who shall, at any time, be liable for the payment of all or any part of the Indebtedness or who shall own any property that is, at any time, subject to a Lien which secures all or any part of the Indebtedness.

“Material Adverse Effect” shall mean any act, event, condition or circumstance which has had or could have a material and adverse effect on (i) the business, operations, condition (financial or otherwise), performance, prospects, assets or liabilities of any Loan Party, (ii) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party or by which it is bound, or the enforceability of any of the Indebtedness or any Loan Document or any rights or remedies of Bank thereunder, or (iii) any Loan Party’s interest in, or the value, perfection or priority of Bank’s security interest or lien in any material portion of the Collateral or the ability of Bank to realize on any material portion of the Collateral.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Property” shall mean any real or personal property now or at any time owned, occupied or operated by Borrower and/or any of its Subsidiaries (if applicable).

“Subordinated Debt” shall mean any Debt of Borrower which has been subordinated to the Indebtedness pursuant to a subordination agreement in form and content satisfactory to Bank.

“Subsidiary” or “Subsidiaries” shall mean as to any particular parent entity, any corporation, partnership, limited liability company or other entity (whether now existing or hereafter organized or acquired) in which more than fifty percent (50%) of the outstanding equity ownership interests having voting rights as of any applicable date of determination, shall be owned directly, or indirectly through one or more Subsidiaries, by such parent entity.

“Tax Distributions” shall mean, in respect of any applicable Person, dividend payments and other Distributions made by such Person to its respective shareholders, members or other Person(s) holding Equity Interests therein, as applicable, in an amount not to exceed the income tax liability, if any, of such shareholders, members or other Person(s) arising or incurred directly as a result of the pass-through of income items to such shareholders, members or other Person(s) as a result of such Person’s status as a Subchapter S corporation under the United States Internal Revenue Code, as amended, or as a limited liability company, as applicable.

“Unencumbered” shall mean, in respect of any property or asset of any Person(s), such property or asset is free and clear of all Liens (other than Liens to or in favor of Bank), and no Lien of any nature whatsoever (other than Liens to or in favor of Bank) shall be placed or exist upon or in respect of any such property or asset.

“Uniform Commercial Code” shall mean the Uniform Commercial Code (or other similarly named statute if not specifically referred to as the Uniform Commercial Code) of the Applicable State, as amended, supplemented, revised or replaced from time to time.

(b) Accounting Principles. Unless expressly provided to the contrary, all accounting and financial terms and calculations hereunder or pursuant hereto shall be defined and determined in accordance with GAAP.

(c) Section Headings and References. Section headings and numbers have been set forth herein for convenience only; unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Construction and Interpretation. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term “including” is not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Bank or Borrower, whether under any rule of construction or otherwise; on the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

SECTION 2 LOAN DOCUMENTS. Each Loan shall be evidenced by a promissory note or other agreement or evidence of indebtedness acceptable to Bank, in each case, executed and delivered by Borrower unto Bank; and each Loan shall be subject to the terms, covenants and conditions of each such promissory note or other agreement or evidence of indebtedness, together with this Agreement and the other Loan Documents. The funding, disbursement and extension of any Loan to or in favor of Borrower shall be subject to the execution and/or delivery unto Bank of such Loan Documents as Bank may reasonably require, and shall be further subject to the satisfaction of such other conditions and requirements as Bank may from time to time require.

SECTION 3 REPRESENTATIONS AND WARRANTIES. Borrower, for and on behalf of itself, hereby represents and warrants, and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement, and thereafter, so long as any Indebtedness (other than contingent Indebtedness with respect to indemnity and reimbursement of expenses as to which no claim has been asserted) remains unpaid and outstanding:

(a) Authority. It is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization, as applicable; it is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary, and it has the legal power and authority to own its properties and assets and to carry out its business as now being conducted in each such jurisdiction wherein such qualification is necessary; execution, delivery and performance of this Agreement, and any and all other Loan Documents to which Borrower is a party or by which it is otherwise bound, are within Borrower’s respective powers and authorities, have been duly authorized by all requisite corporate or other necessary or appropriate action, and are not in contravention or violation of law or the terms of Borrower’s organizational or other governing documents, and do not require the consent or approval of any governmental body, agency or authority.

(b) Enforceability of Agreement and Loan Documents. This Agreement, and any other Loan Documents contemplated hereby, when executed, issued and/or delivered by Borrower, or by which Borrower is otherwise bound, will be valid and binding and legally enforceable against Borrower in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) Non-Contravention. The execution, delivery and performance of this Agreement, and any other Loan Documents required under or contemplated by this Agreement to which Borrower is a party or by which it is otherwise bound, and the issuance of this Agreement and any such other Loan Documents by Borrower, and the borrowings and other transactions contemplated hereby and thereby, are not in contravention or violation of the unwaived terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property or assets is bound, and will not result in the creation or imposition of any Lien of any nature whatsoever upon any of the property or assets of Borrower, except to or in favor of Bank.

(d) Litigation or Proceedings. No litigation or other proceeding before any court or administrative agency is pending, or, to the knowledge of Borrower or any of its officers, is threatened against Borrower, the outcome of which could reasonably be expected to result in a Material Adverse Effect.

(e) No Liens. There are no Liens on any of Borrower’s Property or assets, except Permitted Encumbrances (as hereinafter defined).

(f) No Defaults. There exists no Default or Event of Default under any of the Indebtedness.

(g) Financial Statements; No Material Adverse Change. The most recent financial statements with respect to Borrower delivered to Bank fairly present the financial condition of Borrower as of the date thereof and for the period(s) covered thereby in accordance with GAAP, and since the date of such financial statements, there has been no material adverse change in the condition (financial or otherwise) of Borrower.

(h) Subsidiaries. As of the date of this Agreement, Borrower has no Subsidiaries, except those, if any, disclosed on the Schedule of Subsidiaries attached to this Agreement, which Schedule sets forth the name, place of incorporation, and percentage of ownership of Borrower in each such Subsidiary.

(i) Regulation U or T; Margin Stock. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

(j) Legal Name. Borrower’s true and correct legal name is that set forth on the signature page to this Agreement. Except as disclosed in writing to Bank on or before the date of this Agreement, Borrower has not conducted business under any name other than that set forth on the signature page to this Agreement.

(k) Solvency. Borrower is solvent and is able to pay its debts (including, without limit, trade debts) as they mature.

(l) Taxes. All taxes, assessments and other similar imposts and charges levied, assessed or imposed upon Borrower and/or any of its property or assets have been paid, except to the extent being diligently contested in good faith.

(m) Hazardous Materials. Borrower has not used Hazardous Materials on, in, under or otherwise affecting any Property now or at any time owned, occupied or operated by Borrower or upon which Borrower has a place of business in any manner which violates any Environmental Law(s), to the extent that any such violation could result in a Material Adverse Effect. Borrower has never received any notice of any violation of any Environmental Law(s), and to the best of Borrower’s knowledge, there have been no actions commenced or threatened by any party against Borrower or any of the Property for non-compliance with any Environmental Law(s), which, in any case, could result in a Material Adverse Effect.

(n) Leases. All leases covering any Leased Property, if any, are in full force and effect, there are no defaults under any of the provisions thereof, and all conditions to the effectiveness or continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.

SECTION 4 AFFIRMATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness (other than contingent Indebtedness with respect to indemnity and reimbursement of expenses as to which no claim has been asserted) remains unpaid and outstanding, Borrower covenants and agrees that it shall:

(a) Financial Statements; Reporting Requirements. Provide to Bank, or cause to be provided to Bank, the following, each of which shall be prepared in accordance with GAAP, and shall be in form and detail acceptable to Bank:

(i)	As soon as available, and in any event within ninety (90) days after and as of the end of each fiscal year of Borrower, annual CPA audited financial statements of Borrower for and as of the end of each such fiscal year, containing the balance sheet of Borrower as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows of Borrower for each such fiscal year, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(ii)	As soon as available, and in any event within forty five (45) days after and as of the end of each fiscal quarter of Borrower, internally prepared financial statements of Borrower, containing the balance sheet of Borrower as of the end of each such period, statements of income and retained earnings and a statement of cash flows for Borrower for such period and for the portion of the fiscal year of Borrower through the end of the period then ending, and such other comments and financial details as are usually included in similar reports or as may be requested by Bank, certified by an Authorized Officer of Borrower.

(iii)	Simultaneous with the delivery to Bank of the respective financial statements required above, a Compliance Certificate.

(iv)	Within thirty (30) days after and as of the end of each calendar month, accounts payable agings of Borrower as of such time, certified by an Authorized Officer of Borrower.

(v)	Within thirty (30) days after and as of the end of each calendar month accounts receivable agings of Borrower as of such time, certified by an Authorized Officer of Borrower.

(vi)	Within thirty (30) days after and as of the end of each calendar month, inventory reports of Borrower as of such time, certified by an Authorized Officer of Borrower.

(vii)	Within thirty (30) days after and as of the end of each calendar month, borrowing base reports of Borrower as of such time, which borrowing base reports shall include a schedule identifying each Eligible Account at such time, and such other matters and information relating to the Eligible Accounts as Bank may reasonably request (in each case, to the extent Eligible Accounts are included under the applicable Advance Formula Agreement), reports as to the amount of Eligible Inventory, including, without limitation, designations as to the types of Eligible Inventory, the additions and subtractions thereto, and such other matters and information relating to the Eligible Inventory as Bank may reasonably request (in each case, to the extent Eligible Inventory is included under the applicable Advance Formula Agreement), together with a certificate setting forth Borrower’s calculation of the Advance Formula as of the date of such borrowing base report. In addition, if, pursuant to the terms of this Agreement or any Advance Formula Agreement, Borrower is required to deliver to Bank accounts receivable agings, accounts payable agings or inventory reports (each, a “Reporting Item”) on a date on which Borrower is not required to also deliver a borrowing base certificate, on the date that Borrower delivers any such Reporting Item to Bank, Borrower shall also deliver to Bank a borrowing base certificate as of such date. Each borrowing base certificate so delivered to Bank shall be certified by an Authorized Officer of Borrower.

(viii)	Promptly after becoming aware of the occurrence or existence of any Default or Event of Default, or of any other condition, occurrence or event which has had or could reasonably be expected to have a Material Adverse Effect, a written statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default, or such other condition or occurrence, and the action which Borrower has taken or caused to be taken, or proposes to take or cause to be taken, with respect thereto.

(ix)	Such other information concerning Borrower, any Loan Party and/or any Guarantor as Bank shall reasonably request from time to time.

(b) Keeping of Books and Records; Inspections and Audits. Keep proper books of record and account in which full and correct entries in all material respects shall be made of all of its financial transactions and its assets and businesses so as to permit the presentation of financial statements (including, without limitation, any financial statements required to be delivered to Bank pursuant to this Agreement) prepared in accordance with GAAP; permit Bank, or its representatives, at reasonable times (during normal business hours) and intervals and upon Borrower’s receipt of reasonable prior written notice, to visit all of Borrower’s offices and to make inquiries as to Borrower’s respective financial matters with its respective directors, officers, employees, and independent certified public accountants (in the presence of an officer of Borrower); and permit Bank, through Bank’s authorized attorneys, accountants and representatives, to inspect, audit and examine Borrower’s books, accounts, records, ledgers and assets and properties of every kind and description, wherever located, at all reasonable times during normal business hours and upon Borrower’s receipt of reasonable prior written notice, including, without limit, audits of Borrower’s accounts receivable, inventory and other Collateral to be conducted not more frequently than annually (unless during the continuance of an Event of Default or as otherwise required by Bank to fulfill its regulatory and compliance requirements, standards and processes), within sixty (60) days after and as of the end of each fiscal year of Borrower. Borrower shall reimburse Bank for all reasonable costs and expenses incurred by Bank in connection with such inspections, examinations and audits, and to pay to Bank such fees as Bank may reasonably charge in respect of such inspections, examinations and audits, or as otherwise mutually agreed upon by Borrower and Bank.

(c) Maintain Insurance. Keep its insurable properties (including, without limitation, any Collateral at any time securing all or any part of the Indebtedness) adequately insured and maintain (i) insurance against fire and other risks customarily insured against under an “all-risk” policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of Borrower, (ii) necessary workers’ compensation insurance, (iii) public liability and product liability insurance, and (iv) such other insurance as may be required by law or as may be reasonably required in writing by Bank, all of which insurance shall be in such amounts, contain such terms, be in such form, be for such purposes, prepaid for such time periods, and written by such companies as may be reasonably satisfactory to Bank. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank. Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. If Borrower fails to maintain satisfactory insurance as herein provided, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so reasonably expended by Bank.

(d) Pay Taxes. Pay promptly and within the time that they can be paid without late charge, penalty or interest, all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon Borrower and/or its property or assets, except to the extent being diligently contested in good faith and, if requested by Bank, bonded in an amount and manner satisfactory to Bank. If Borrower fails to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest, Bank shall have the option (but not the obligation) to do so, and Borrower agrees to repay Bank, upon demand, with interest at the highest rate of interest applicable to any of the Indebtedness, all amounts so expended by Bank.

(e) Maintain Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect Borrower’s corporate or other applicable existence, rights and franchises and comply with all applicable laws, ordinances and government rules and regulations to which it is subject; continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property and keep the same in good repair, working order and condition; maintain all permits, licenses, approvals and agreements which it is required to maintain or comply with, where the failure to do so could result in a Material Adverse Effect; maintain Borrower’s same place(s) of business, chief executive office or residence, as applicable, as currently exists, and not relocate said address(es) without giving Bank ninety (90) days’ prior written notice of such proposed change, but the giving of such notice shall not cure or remedy any Default or Event of Default caused by such change; and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements to Borrower’s property so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(f) Environmental Laws. Comply, and cause each of its Subsidiaries (to the extent applicable) to comply, in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required under applicable Environmental Laws, where the failure to do so could result in a Material Adverse Effect; and promptly provide to Bank, immediately upon receipt thereof, copies of any material correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a violation of any Environmental Laws by Borrower and/or any of its Subsidiaries, or of any circumstance or condition which requires or may require a financial contribution by Borrower and/or any of its Subsidiaries, or a clean-up, removal, remedial action or other response by or on behalf of Borrower and/or any of its Subsidiaries under applicable Environmental Law(s), or which seeks damages or civil, criminal, or punitive penalties from Borrower and/or any of its Subsidiaries for any violation or alleged violation of any Environmental Law(s) by Borrower and/or any of its Subsidiaries. Borrower hereby indemnifies, saves and holds Bank, and any of Bank’s past, present and future officers, directors, shareholders, employees, representatives and consultants, harmless from and against any and all losses, damages, suits, penalties, costs, liabilities and expenses (including, without limitation, reasonable legal expenses and attorneys’ fees) incurred or arising out of any claim, loss or damage of any property, injuries to or death of any persons, contamination of or adverse effects on the environment, or other violation or asserted violation of any applicable Environmental Law(s); provided, however, that the foregoing indemnification shall not be applicable, and Borrower shall not be liable for any such losses, damages, suits, penalties, costs, liabilities or expenses, to the extent (but only to the extent) the same arise or result from any gross negligence or willful misconduct of Bank or any of its agents or employees. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all obligations of Borrower to Bank and termination of this Agreement.

(g) Maintain Bank Accounts. Maintain all of Borrower’s principal bank accounts (other than securities accounts holding investments of Borrower) with Bank and notify Bank immediately in writing of the establishment or existence of any other bank account, deposit account or other account into which money may be deposited (other than with Bank); provided, however, providing any such notice to Bank shall not waive the occurrence or existence of any Default or Event of Default arising or existing as a result of the establishment or existence of any account(s) in violation of this Section.

(h) [Reserved].

(i) ERISA Compliance. At all times meet, and cause each of its Subsidiaries to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA; promptly after Borrower knows or has reason to know of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or that the PBGC or Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to Bank a certificate of an Authorized Officer of Borrower setting forth details as to such event or proceedings and the action which Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC; and upon the request of Bank, furnish to Bank (or cause the plan administrator to furnish Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by Borrower or any of its Subsidiaries not later than ten (10) days after such report has been so filed. Borrower shall be permitted to voluntarily terminate employee pension or benefit plans, so long as any such voluntary termination is done in accordance with ERISA and does not result in a material liability or obligation to such Borrower and does not result in a Material Adverse Effect.

(j) Liquid Assets. At all times, be and remain the owner of Unencumbered Liquid Assets having a value of not less than Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00), which must be maintained in an account with Bank, and subject to a security interest in favor of Bank.

(k) Loan Fee. Deliver to Bank an annual loan facility fee in the amount of $50,000.00, payable in quarterly installments in the amount of $12,500.00 each, due at the end of each calendar quarter. The first quarterly payment in the amount of $12,500.00 will be paid to Bank on the date of this Agreement. Payment of the loan facility fee when due is a precondition to the Bank’s funding of the Loan.

SECTION 5 NEGATIVE COVENANTS. So long as Bank shall have any commitment or obligation, if any, to make or extend any Loans to or in favor of Borrower, and/or so long as any Indebtedness (other than contingent Indebtedness with respect to indemnity and reimbursement of expenses as to which no claim has been asserted) remains unpaid and outstanding, Borrower covenants and agrees that it shall not, without the prior written consent of Bank:

(a) Dividends. Declare or pay any dividends on, or make any other Distribution (whether by reduction of capital or otherwise), except (i) dividends payable solely in capital stock of Borrower, (ii) purchases or redemptions of capital stock of Borrower permitted under Section 5(b), and (iii) so long as no Default or Event of Default shall have occurred and be continuing or exist, or would arise, occur or exist after giving effect thereto, Tax Distributions.

(b) Redeem Stock. Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so, except, so long as no Default or Event of Default shall have occurred and be continuing or exist, or would arise, occur or exist after giving effect thereto, Borrower may (i) redeem shares of its capital stock pursuant to any share repurchase program authorized by Borrower’s board of directors and (ii) upon the election of any employee of Borrower and the vesting of such employee’s ownership of shares of Borrower, Borrower may redeem such shares, or any portion thereof, for purposes of enabling Borrower to pay payroll taxes on behalf of such employee.

(c) Liens. Create, incur, assume or suffer to exist any Lien of any kind upon any of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Encumbrances”):

(i)	Liens to or in favor of Bank;

(ii)	Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and for which no interest, late charge or penalty is attaching or which is being contested in good faith by appropriate proceedings diligently pursued (provided the period of time for such contestation does not exceed thirty (30) days and, if requested by Bank, bonded in an amount and manner satisfactory to Bank;

(iii)	Liens, not delinquent, created by statute in connection with workers’ compensation, unemployment insurance, social security, old age pensions (subject to the applicable provisions of this Agreement) and similar statutory obligations;

(iv)	Liens in favor of mechanics, materialmen, carriers, warehousemen or other like statutory or common law Liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable; and

(v)	other Liens (if any) existing as of the date hereof and described in the Schedule of Permitted Liens attached hereto to secure Debt existing and outstanding as of the date hereof, but no other Debt.

(d) Debt. Incur, create, assume or permit to exist any Debt of any kind or nature whatsoever, except (without duplication) for (i) the Indebtedness, (ii) Subordinated Debt, (iii) existing indebtedness (if any) to the extent set forth in the Schedule of Debt attached hereto or in the most recent financial statements of Borrower delivered to Bank prior to the date of this Agreement, and (iv) unsecured trade indebtedness, utility indebtedness and non-extraordinary accounts payable incurred and paid in the ordinary course of business.

(e) Loans and Advances. Make loans, advances or extensions of credit to any Person, except sales on open account in the ordinary course of business.

(f) Guaranties. Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, except (i) guaranties in favor of Bank; and (ii) the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

(g) Subordinate Indebtedness. Subordinate any indebtedness due to it from any Person to indebtedness of other creditors of such Person.

(h) Asset Dispositions; Dissolution; Mergers; Capital Structure; Business Purpose. (i) Sell, lease (as lessor), transfer or otherwise dispose of any of its properties or assets, except as to the sale of inventory in the ordinary course of business, which shall not require Borrower to deliver prior written notice to Bank; (ii) change its name, its corporate identity or structure, its form of organization or the state in which it has been formed or organized; (iii) dissolve or liquidate or consolidate with or merge into any other Person, or permit any other Person to merge into it; (iv) acquire all or substantially all the properties or assets of any other Person; (v) enter into any reorganization or recapitalization, or reclassify its capital stock; (vi) enter into any sale-leaseback transaction; (vii) permit any levy, attachment or restraint to be made affecting any of Borrower’s assets; (viii) permit any judicial officer or assignee to be appointed or to take possession of any or all of Borrower’s assets; or (ix) make any other change in Borrower’s financial structure or in any of its business objects, purposes or operations which, in the opinion of Bank, could result in a Material Adverse Effect; (x) enter into any transaction not in the ordinary course of Borrower’s business; or (xi) make any payment on account of any Subordinated Debt in violation of the provisions of any subordination agreement between Bank and the applicable subordinated debt holder, or otherwise fail to comply with the terms and conditions set forth in any such subordination agreement.

(i) Investments. Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for (i) the common stock of any Subsidiaries owned by Borrower on the date of this Agreement, as more particularly described in the Schedule of Subsidiaries attached hereto, (ii) certificates of deposit or time deposits with Bank, and (iii) direct obligations of the United States of America, or any agency thereof, maturing within one (1) year from the date of acquisition thereof, in each case, which shall not require Borrower to deliver prior written notice of such purchase, investment or acquisition.

(j) Apply Proceeds to Purchase or Carry Margin Stock. Apply any of the proceeds of any loan, advance or other extension of credit by Bank to or in favor of Borrower, directly or indirectly to the purchase or carrying of any “margin stock” or “margin securities” within the meanings of Regulation U or Regulation T of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder; or extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock or margin securities.

(k) Pension Plans; PBGC. Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plan established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan; or permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result in a liability of Borrower to the PBGC which, in the opinion of Bank, will result in a Material Adverse Effect.

SECTION 6 EVENTS OF DEFAULT. An “Event of Default” shall be deemed to have occurred or exist under this Agreement upon the occurrence and/or existence of any of the following conditions or events:

(a) Borrower and/or any other Loan Party shall fail to pay the principal of or interest on or shall otherwise fail to pay any other amount owing by Borrower and/or such Loan Party to Bank when due, whether under any of the Indebtedness or otherwise, and such default in payment shall continue unremedied or uncured beyond any applicable period of grace provided with respect thereto, if any, in the relevant Loan Document(s), and if no such grace period is provided, within five (5) days after the date due;

(b) any representation, warranty, certification or statement made or deemed to have been made by Borrower and/or any other Loan Party herein, or in any certificate, financial statement or other document or agreement delivered by or on behalf of Borrower and/or any such Loan Party in connection with the Indebtedness or any of the Loan Documents shall prove to be untrue or incomplete in any material respect;

(c) Borrower shall fail to observe or perform any condition, covenant or agreement set forth herein for a period of thirty (30) days after the earlier of (i) the date on which written notice of such default has been delivered to Borrower or (ii) the date on which an officer of Borrower knew of the occurrence or existence of such default;

(d) Borrower and/or any other Loan Party shall fail to observe or perform any condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any other Loan Document (other than as provided in subparagraphs (a) and (c) above) or any other agreement between any such Person(s) and Bank, and such default shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto in the relevant Loan Document(s) or other agreement and if no such grace period is provided, for a period of thirty (30) days after the earlier of (i) the date on which written notice of such default has been delivered to Borrower or (ii) the date on which an officer of Borrower knew of the occurrence or existence of such default;

(e) if there shall be any change, for any reason whatsoever, in the management, ownership or control of Borrower or any other Loan Party which, in the sole discretion of Bank, could result in a Material Adverse Effect;

(f) if (i) any party subordinating its claims to that of Bank’s terminates, rescinds, revokes or violates the terms of its subordination, or (ii) any Loan Party (other than Borrower) dies or terminates, rescinds, revokes or violates the terms of any guaranty, pledge, collateral assignment, subordination agreement or other document, instrument or agreement entered into by such Loan Party in favor of Bank, including, without limitation, any document evidencing the pledge by such Loan Party of property that is subject to a Lien which secures all or any part of the Indebtedness;

(g) Borrower and/or any other Loan Party shall (i) fail to pay when due any of its Debt (other than to Bank), or shall fail to observe or perform any material term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any document, instrument or agreement evidencing, securing or relating to such Debt, and such failure shall remain unremedied or uncured beyond any applicable period of grace or cure, if any, provided with respect thereto so as to permit the holder(s) of such Debt to accelerate the maturity or payment of such Debt, or (ii) or shall fail to observe or perform any material term, condition, covenant or agreement of Borrower and/or any such Loan Party set forth in any material agreement, contract, indenture, instrument or undertaking to which Borrower and/or any such Loan Party is a party with any one or more third parties (other than Bank) or by which it may be otherwise bound, and such failure could result in the acceleration of the maturity or payment of Borrower’s indebtedness to others, whether under any such agreement, contract, indenture, instrument or undertaking or otherwise, or which failure could result in a Material Adverse Effect;

(h) if Borrower and/or any other Loan Party (i) become(s) insolvent or the subject of a voluntary or involuntary proceeding in bankruptcy, or a reorganization, arrangement or creditor composition proceeding, (ii) cease(s) doing business as a going concern or sells or otherwise disposes of any substantial portion of its assets or property, (iii) is enjoined restrained or in any way prevented by court order or other legal or administrative action or proceedings from continuing to conduct all or any material part of its business affairs, (iv) is the subject of a dissolution, merger or consolidation, or (v) has any of its property or assets attached, seized, subject to a writ or distress warrant, or come into the possession of any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of trustee, receiver, controller, custodian or assignee for the benefit of creditors, and the same are not released, discharged or bonded against within thirty (30) days thereafter;

(i) if any reportable event, which the Bank determines constitutes grounds for the termination of any deferred compensation plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) days after written notice of such determination shall have been given to Borrower by Bank, or any such plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate United States District Court to administer any such plan, or the PBGC shall institute proceedings to terminate any plan;

(j) if (i) there shall be rendered against Borrower and/or any other Loan Party one or more judgments for the payment of money which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive; or (ii) a levy, lien, writ of attachment or garnishment against any of the property or assets of Borrower and/or any other Loan Party shall be issued and levied in any action(s) and not released or appealed and bonded in an amount and manner satisfactory to Bank within thirty (30) days after such issuance and levy, (iii) a settlement, or a series of related settlements, is agreed upon by Borrower and/or any other Loan Party for the payment or money or the delivery of goods or services by Borrower and/or such Loan Party; or (iv) any loss, theft, substantial damage or destruction to or of any Collateral;

(k) if (i) Bank, in its commercially reasonable discretion, deems itself insecure, believing that the prospect of payment or performance of any of the Indebtedness is impaired or shall fear deterioration, removal or waste of any of the Collateral; or (ii) in the opinion of Bank, a Material Adverse Effect has resulted or occurred or could reasonably be expected to result or occur; or

(l) the occurrence or existence of any “Default” or “Event of Default”, as the case may be, set forth in any other Loan Document.

SECTION 7 REMEDIES. Upon the occurrence and at any time during the continuance or existence of any Event of Default, Bank may, with or without notice to Borrower, declare all outstanding Indebtedness to be due and payable, whereupon all such Indebtedness then outstanding shall immediately become due and payable, without further notice or demand, and any commitment or obligation, if any, on the part of Bank to make or extend Loans shall immediately terminate. Further, upon the occurrence or at any time during the continuance or existence of any Event of Default hereunder, Bank may collect, deal with and dispose of all or any part of any Collateral in any manner permitted or authorized by the Uniform Commercial Code or other applicable law (including public or private sale), and after deducting expenses (including, without limitation, reasonable attorneys’ fees and expenses), Bank may apply the proceeds thereof in part or full payment of any of the Indebtedness, whether due or not, in any manner or order Bank elects. In addition to the foregoing, upon the occurrence and at any time during the continuance or existence of any Event of Default hereunder, Bank may exercise any and all rights and remedies available to it as a result thereof, whether under this Agreement or other Loan Documents, at law (including, without limit, the Uniform Commercial Code), or otherwise. Notwithstanding anything to the contrary set forth in any other Loan Document, Bank shall not be obligated to make or extend any Loans or advances to any Borrower(s) during the existence of any Default or Event of Default.

SECTION 8 DEMAND BASIS LOANS. Borrower hereby acknowledges and agrees that in the event that any of the Indebtedness shall at any time be on a demand basis, Borrower’s compliance with the terms and conditions set forth herein, and the absence of any Event of Default hereunder, shall not, in any way whatsoever, limit, restrict or otherwise affect or impair Bank’s right or ability to make demand for payment of any or all of such Indebtedness which may be on a demand basis at any such time, in Bank’s sole and absolute discretion, with or without reason or cause, and the existence of any Event of Default hereunder shall not be the sole reason or basis for enabling Bank to make demand for payment of all or any part of such Indebtedness.

SECTION 9 WAIVERS OF DEFAULTS; NO FORBEARANCE. No Event of Default shall be waived by Bank except in writing and a waiver of any Event of Default shall not be a waiver of any other default or of the same default on a future occasion. No forbearance on the part of the Bank in enforcing any of its rights or remedies under this Agreement or any other Loan Document, nor any renewal, extension or rearrangement of any payment or covenant to be made or performed by Borrower hereunder or any such other Loan Document, shall constitute a waiver of any of the terms of this Agreement or such Loan Document or of any such right or remedy. No single or partial exercise of any right, power or privilege hereunder, or any delay in the exercise hereof, shall preclude other or further exercise of the rights of the parties under this Agreement and/or the other Loan Documents.

SECTION 10 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Applicable State.

SECTION 11 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that Borrower shall not assign or transfer any of its respective rights or obligations hereunder or otherwise in respect of any of the Indebtedness without the prior written consent of Bank.

SECTION 12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original instrument, but when taken together shall constitute one and the same instrument.

SECTION 13 NOTICES. Unless otherwise provided in this Agreement, all notices and other communications by any party to the other party(ies) relating to this Agreement shall be in writing and shall be given by personal delivery, by United States mail, postage prepaid, by reputable overnight courier or by facsimile, and addressed or delivered to the respective party(ies) at the addresses stated below, or to such other addresses as such party(ies) may from time to time specify to the other(s) in writing. Requests for information made to Borrower by Bank from time to time hereunder may be made orally or in writing, at Bank’s discretion.

Borrower Address:

851 Broken Sound Parkway NW #215

Boca Raton, Florida 33487

Attention: Joseph C. Sardino, Chief Executive Officer

Bank Address:

Comerica Bank

2401 PGA Boulevard, Suite 198

MC 5178

Palm Beach Gardens, Florida 33410

Attention: Indira Rachel Maharaj – Doorgasingh

SECTION 14 COSTS AND EXPENSES. Borrower shall pay or reimburse Bank for (a) all reasonable costs, expenses, fees and charges paid or incurred by Bank (including, without limitation, Bank’s attorneys’ reasonable fees and costs and/or fees, transfer charges and reasonable costs of Bank’s in-house counsel) in connection with the preparation, closing and consummation of this Agreement and/or the other Loan Documents and/or the Loans or transactions contemplated hereby or thereby, or in connection with the administration or enforcement of this Agreement or any of the other Loan Document, and (b) all stamp and other taxes and duties (except for taxes on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located) payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. In addition, Borrower shall immediately and without demand reimburse Bank for all sums expended by Bank in connection with any action brought by Bank in respect of any Default or Event of Default or to enforce any provision of this Agreement or the other Loan Documents and/or to exercise or enforce any rights or remedies of Bank. Borrower authorizes and approves all advances and payments by Bank for items described in this Section as Indebtedness secured by the Collateral.

SECTION 15 INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWER OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND THE BORROWER SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWER TO BANK AND TERMINATION OF THIS AGREEMENT.

SECTION 16 AMENDMENTS AND WAIVERS. All amendments to or waivers or terminations of this Agreement or the other Loan Documents must be in writing. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are hereby superseded and merged into this Agreement and the Loan Documents. Time is of the essence for the performance of all obligations set forth in this Agreement. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision. Borrower acknowledges that Bank may provide information regarding Borrower and the Loans to Bank’s parent, Subsidiaries, Affiliates and service providers.

SECTION 17 MULTIPLE BORROWERS. If there is more than one Borrower under this Agreement, unless otherwise expressly provided herein, each and every reference to the term “Borrower” in this Agreement shall mean and refer to each such Borrower, and all undertakings, agreements, warranties, covenants, liabilities and obligations of each Borrower, and all rights, powers and authorities given to or conferred upon Bank hereunder, shall apply to each Borrower severally and to all of them jointly.

SECTION 18 REINSTATEMENT; SEVERABILITY. Bank’s rights under this Agreement and the other Loan Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Loan Documents shall continue, with respect to any amount at any time paid on account of the Indebtedness which thereafter shall be required to be restored or returned by Bank, all as though such amount had not been paid. The rights of Bank created or granted herein and the enforceability of this Agreement and the other Loan Documents at all times shall remain effective to cover the full amount of all the Indebtedness even though the Indebtedness, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against Borrower.

SECTION 19 WAIVER OF JURY TRIAL. BORROWER AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

SECTION 20 ORAL AGREEMENTS INEFFECTIVE. THIS WRITTEN LOAN AGREEMENT (AS DEFINED BY SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE) REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signatures Appear on the Following Page(s)]

[Signature Page to Credit Agreement]

This Agreement is effective as of the day and year first set forth above.

BORROWER:

SENSUS HEALTHCARE, INC., a Delaware corporation

By:	/s/ Michael Sardano

Name:	Michael Sardano

Title:	President

COMERICA BANK

By:	/s/ Indira Rachel Maharaj – Doorgasingh

Name:	Indira Rachel Maharaj – Doorgasingh

Title:	Senior Vice President

SCHEDULE OF SUBSIDIARIES

NONE

SCHEDULE OF DEBT

NONE

SCHEDULE OF PERMITTED LIENS

NONE